Exhibit 28j(7) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 116 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust, and to the incorporation by reference of our report, dated May 24, 2011, on Tax-Free Money Market Fund (one of the portfolios constituting Money Market Obligations Trust) included in the Annual Shareholder Report for the fiscal year ended March 31, 2011.

  /s/ Ernst & Young LLP

Boston, Massachusetts
May 24, 2011